                                                             EXHIBIT 23.1


                        INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Nash Finch Company:


We consent to incorporation by reference in the Registration Statement (no. 33-54487) on Form S-8 of Nash Finch Company of our reports dated March 3, 1995, relating to the consolidated balance sheets of Nash Finch Company and subsidiaries as of December 31, 1994 and January 1, 1994 and the related consolidated statements of earnings, stockholders' equity, and cash flows and related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1994, which reports are included or incorporated by reference in the December 31, 1994 annual report on Form 10-K of Nash Finch Company.



                                                    /s/ KPMG Peat Marwick LLP
                                                    KPMG Peat Marwick LLP



Minneapolis, Minnesota
March 31, 1995